                                                              EXHIBIT 10.144



--------------------------------------------------------------------------------


                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                            PAXSON COMMUNICATIONS OF
                              KANSAS CITY-50, INC.

                                      AND

                       KANSAS CITY YOUTH FOR CHRIST, INC.

                                      FOR

                           TELEVISION STATION KYFC-TV
                             KANSAS CITY, MISSOURI

                                   *   *   *

                               DECEMBER 10, 1996


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
SECTION 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         "Accounts Receivable"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         "Assets" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         "Assumed Contracts"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         "Closing"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         "Closing Date" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         "Consents" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         "Contracts"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         "Escrow Agent" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         "Escrow Agreement" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         "FCC"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         "FCC Consent"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         "FCC Licenses" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         "Final Order"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         "Intangibles"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         "Licenses" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         "Purchase Price" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         "Real Property"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         "Tangible Personal Property" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

SECTION 2.  PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         2.1     Agreement to Sell and Buy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         2.2     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         2.3     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         2.4     Payment of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         2.5     Assumption of Liabilities and Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         3.1     Organization, Standing, and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         3.2     Authorization and Binding Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         3.3     Absence of Conflicting Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         3.4     Governmental Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         3.5     Title to and Condition of Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
         3.6     Title to and Condition of Tangible Personal Property . . . . . . . . . . . . . . . . . . . . . . . . .  7
         3.7     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
         3.8     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         3.9     Intangibles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         3.10    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         3.11    Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         3.12    Personnel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         3.13    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10




                                                                                                                     Page
                                                                                                                     ----
         3.14    Claims and Legal Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.15    Environmental; Hazardous Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.16    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.17    Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.18    Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.19    Conduct of Business in Ordinary Course . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.20    Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.1     Organization, Standing, and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.2     Authorization and Binding Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.3     Absence of Conflicting Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.4     Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.5     Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.6     Qualifications of Buyer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

SECTION 5.  OPERATION OF THE STATION PRIOR TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.1     Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.2     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.3     Disposition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.4     Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.5     Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.6     Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.7     No Inconsistent Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.8     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.9     Maintenance of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.10    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.11    Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.12    Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.13    Notification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.14    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.15    Financing Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.16    Preservation of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.17    Personnel Recommendations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

SECTION 6.  SPECIAL COVENANTS AND AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         6.1     FCC Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         6.2     Control of the Station . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         6.3     Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         6.4     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         6.5     Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         6.6     Bulk Sales Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.7     Access to Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18




                                                                                                                     Page
                                                                                                                     ----
         6.8     Noncompetition Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.9     Environmental Audit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.10    Engineering Study  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.11    Move . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

SECTION 7.  CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER AT CLOSING  . . . . . . . . . . . . . . . . . . . . . . . .  19
         7.1     Conditions to Obligations of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         7.2     Conditions to Obligations of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

SECTION 8.  CLOSING AND CLOSING DELIVERIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         8.1     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         8.2     Deliveries by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         8.3     Deliveries by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

SECTION 9.  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         9.1     Termination by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         9.2     Termination by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         9.3     Rights on Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

SECTION 10.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                  INDEMNIFICATION; CERTAIN REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         10.1    Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         10.2    Indemnification by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         10.3    Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         10.4    Procedure for Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         10.5    Certain Limitations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         10.6    Specific Performance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

SECTION 11.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         11.1    Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         11.2    Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         11.3    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         11.4    Benefit and Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         11.5    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         11.6    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         11.7    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         11.8    Gender and Number  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         11.9    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         11.10   Waiver of Compliance; Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         11.11   Press Release. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         11.12   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31




                               LIST OF SCHEDULES

                 Schedule 2.2              --      Excluded Assets
                 Schedule 3.3              --      Consents
                 Schedule 3.4              --      Licenses
                 Schedule 3.5              --      Real Property
                 Schedule 3.6              --      Tangible Personal Property
                 Schedule 3.7              --      Contracts
                 Schedule 3.9              --      Intangibles
                 Schedule 3.10             --      Insurance Matters
                 Schedule 3.12             --      Personnel
                 Schedule 6.8              --      Noncompetition Agreement
                 Schedule 6.11             --      Leased Premises
                 Schedule 8.2(f)           --      Opinion of Seller's Counsel
                 Schedule 8.3(d)           --      Opinion of Buyer's Counsel
                 Schedule 9.4              --      Escrow Agreement



                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT is dated as of the 10th day of December, 1996, by and between Paxson Communications of Kansas City-50, Inc., a Florida corporation ("Buyer"), and Kansas City Youth for Christ, Inc., a Kansas corporation ("Seller").

                                R E C I T A L S

         A. Seller is the licensee of television station KYFC-TV, Channel 50, Kansas City, Missouri (the "Station"), pursuant to licenses issued by the Federal Communications Commission ("FCC").

         B. Seller desires to sell, and Buyer desires to buy, substantially all the assets that are used in the operation of the Station, for the price and on the terms and conditions set forth in this Agreement.

                              A G R E E M E N T S

         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, Buyer and Seller, intending to be bound legally, agree as follows:

SECTION 1.  DEFINITIONS

         The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

         "Accounts Receivable" means the rights of Seller to payment for the sale of advertising time run on the Station by Seller prior to the Closing Date.

         "Assets" means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2.1.

         "Assumed Contracts" means (i) all Contracts listed in Schedule 3.7 that are specifically designated in Schedule 3.7 as Contracts to be assumed by Buyer upon its purchase of the Station, and (ii) any Contracts entered into by Seller between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume.

         "Closing" means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

         "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

         "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

         "Contracts" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto), to which Seller is a party or which are binding upon Seller and which relate to or affect the Assets or the business or operation of the Station, and (i) which are in effect on the date of this Agreement or (ii) which are entered into by Seller between the date of this Agreement and the Closing Date.

         "Escrow Agent" means First Union National Bank of Florida.

         "Escrow Agreement" means the Escrow Agreement dated as of the date hereof among Buyer, Seller and the Escrow Agent.

         "FCC" means the Federal Communications Commission.

         "FCC Consent" means action by the FCC granting its consent to the assignment of the FCC Licenses to Buyer as contemplated by this Agreement.

         "FCC Licenses" means all Licenses issued by the FCC to Seller in connection with the construction or operation of the Station.

         "Final Order" means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

         "Intangibles" means all copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by Seller or under which Seller is licensed or franchised and which are used in the construction, business and operation of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Licenses" means all licenses, permits, and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local governmental authorities to Seller in connection with the construction, business or operation of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Purchase Price" means the purchase price specified in Section 2.3.

         "Real Property" means the Leasehold Interests to be conveyed to Buyer pursuant to Section 3.5 hereof.

         "Tangible Personal Property" means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, and other tangible personal property which is used in the construction, business or operation of the Station, including the Transmission Tower used by the Station and is listed on Schedule 3.6 hereof together with any additions thereto between the date of this Agreement and the Closing Date.

SECTION 2.  PURCHASE AND SALE OF ASSETS

         2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, and deliver to Buyer on the Closing Date, and Buyer agrees to purchase, all of Seller's right, title and interest in and to the tangible and intangible assets used in connection with the business or operation of the Station, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding the assets described in Section 2.2, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for liens for current taxes not yet due and payable), including the following:

                 (a)      The Tangible Personal Property;

                 (b)      The Real Property;

                 (c)      The Licenses;

                 (d)      The Assumed Contracts;

                 (e) The Intangibles and all intangible assets of Seller relating to the Station that are not specifically included within the Intangibles, including the goodwill of the Station, if any;

                 (f) All of Seller's proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC relating to the operation of the Station; and

                 (g) All books and records relating to the business or operation of the Station, including executed copies of the Assumed Contracts, and all records required by the FCC to be kept by the Station but not including books and records related to the fundraising necessary for the operation of the Station and other financial statements regarding Seller.

         2.2 Excluded Assets. The Assets shall exclude the following assets:

                 (a) Seller's cash or cash equivalents on hand as of the Closing and all other cash in any of Seller's bank or savings accounts; Accounts Receivable; any insurance policies, letters of credit, or other similar items and cash surrender value in regard thereto; and any stocks, bonds, certificates of deposit and similar investments;

                 (b) Any pension, profit-sharing, or employee benefit plans, and any collective bargaining agreements;

                 (c) The real property and building located at 4715 Rainbow Boulevard in Shawnee Mission, Kansas (the "Rainbow Property") and the real property and certain identified property located at 6309 E. 56th Street, Kansas City, Missouri, subject to the lease arrangement of Section 3.5 hereof;

                 (d)      The call sign "KYFC"; and

                 (e) All property listed on Schedule 2.2 hereto (including studio equipment).

         2.3 Purchase Price. The Purchase Price for the Assets and the covenants of Seller set forth in the Noncompetition Agreement referred to in
Section 6.12 shall be SIXTEEN MILLION FOUR HUNDRED THOUSAND DOLLARS ($16,400,000), adjusted as provided below:

                 (a) Prorations. The Purchase Price shall be increased or decreased as required to effectuate the proration of expenses. All expenses arising from the operation of the Station, including business and license fees, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Assets under this Agreement), FCC annual regulatory fees and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs, and liabilities allocable to the period prior to the Closing Date, and Buyer shall be responsible for all expenses, costs, and obligations allocable to the period on and after the Closing Date. Notwithstanding the preceding sentence, there shall be no adjustment for, and Seller shall remain solely liable with respect to, any Contracts not included in the Assumed Contracts and any other obligation or liability not being assumed by Buyer in accordance with Section 2.5.

                 (b) Manner of Determining Adjustments. Any adjustments will, insofar as feasible, be determined and paid on the Closing Date, with final settlement and payment by the appropriate party occurring no later than ninety (90) days after the Closing Date or such other date as the parties shall mutually agree upon. Seller shall prepare and deliver to Buyer not later than five (5) days before the Closing Date a preliminary settlement statement which shall set forth Seller's good faith estimate of the adjustments to the Purchase Price under Section 2.3(a). The preliminary settlement statement (i) shall contain all information reasonably necessary to determine the adjustments to the Purchase Price under Section 2.3(a), to the extent such adjustments can be determined or estimated as of the date of the preliminary settlement statement, and such other information as may be reasonably requested by Buyer, and (ii) shall be certified by Seller to be true and complete in all material respects as of the date thereof.

         2.4 Payment of Purchase Price. The Purchase Price, as adjusted, shall be paid by Buyer to Seller at Closing by wire transfer of same-day funds pursuant to wire instructions which shall be delivered by Seller to Buyer at least two (2) days prior to the Closing Date.

         2.5 Assumption of Liabilities and Obligations. As of the Closing Date, Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities of Seller under the Licenses and the Assumed Contracts insofar as they relate to the time on and after the Closing Date, and arise out of events related to Buyer's ownership of the Assets or its operation of the Station on or after the Closing Date (the "Assumed Liabilities"). Buyer shall not assume any other obligations or liabilities of Seller, including (i) any obligations or liabilities under any Contract not included in the Assumed Contracts, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Closing Date, (iii) any claims or pending litigation or proceedings relating to the operation of the Station prior to the Closing, (iv) any obligations or liabilities arising under capitalized leases or other financing agreements which are not Assumed Contracts, (v) any obligations or liabilities arising under agreements entered into other than in the ordinary course of business which are not Assumed Contracts, (vi) any obligations or liabilities of Seller under any employee pension, retirement, health and welfare, or other benefit plans or collective bargaining agreements,
(vii) any obligation to any employee of the Station for severance benefits, vacation time, or sick leave accrued prior to the Closing Date, or (viii) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of Seller prior to the Closing, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of Seller.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         3.1 Organization, Standing, and Authority. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Kansas. Seller has all requisite power and authority (i) to own, lease, and use the Assets as now owned, leased, and used, (ii) to conduct the business and operations of the Station as now conducted, and (iii) to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Seller hereunder and thereunder. Seller is not a participant in any joint venture or partnership with any other person or entity with respect to any part of the construction or operations of the Station or any of the Assets.

         3.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Seller have been duly authorized by all necessary actions on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies.

         3.3 Absence of Conflicting Agreements. Subject to obtaining the Consents listed on Schedule 3.3, the execution, delivery, and performance of this Agreement and the Escrow Agreement and the documents contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both):
(i) do not require the consent of any third party; (ii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (iii) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Seller is a party or by which Seller may be bound;(iv) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon any of the Assets; and (v) will not conflict with any provision of the organizational documents of Seller.

         3.4 Governmental Licenses. Schedule 3.4 includes a true and complete list of the Licenses. Seller has delivered to Buyer true and complete copies of the Licenses (including any amendments and other modifications thereto). The Licenses have been validly issued, and Seller is the authorized legal holder thereof. The Licenses listed on Schedule 3.4 comprise all of the licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful construction and operation of the Station, and none of the Licenses is subject to any restriction or condition that would delay or adversely affect such construction and operation. The Licenses are in full force and effect. Seller has no reason to believe that any of the Licenses would not be extended or renewed by the FCC or other granting authority in the ordinary course (except for an occupational permit which must be obtained by Buyer from local authorities. The Station's city of license, as determined by the FCC, is located within the Kansas City, Missouri Area of Dominant Influence as defined by the 1991-1992 Area of Dominant Influence Market Guide published by The Arbitron Co. and the Kansas City, Missouri Designated Market Area as defined by the 1994 United States Television Household Estimates published by Nielsen Media Research.

         3.5 Title to and Condition of Real Property. Seller will grant to Buyer a leasehold interest in the Real Property set forth on Schedule 3.5 hereto for a period of fifty years at a nominal rental pursuant to a Lease Agreement mutually acceptable to Buyer and Seller. Buyer shall pay one-half of the property taxes on the Real Property where the leasehold interest is located (currently $3,500). The building located on said Real Property is being acquired by Buyer "AS IS WHERE IS" with all faults and Seller makes no representations and warranties of any kind or nature with respect to the building. All towers, guy anchors, and buildings and other improvements included in the Assets are located entirely on the Real Property listed in
Schedule 3.5. Seller has full legal and practical access to the Real Property. All easements, rights-of-way, and real property licenses necessary for the operation of the Station by Seller have been properly recorded in the appropriate public recording offices.

         3.6     Title to and Condition of Tangible Personal Property.
Schedule 3.6 lists all items of Tangible Personal Property. Except as described on Schedule 3.6, the Tangible Personal Property listed on Schedule
3.6 comprises all items of tangible personal property necessary to operate the Station in accordance with the terms of the Licenses. Except as described in
Schedule 3.6, Seller owns and has good title to each item of Tangible Personal Property, and none of the Tangible Personal Property owned by Seller is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for liens for current taxes not yet due and payable. Each item of Tangible Personal Property is available for immediate use in the operation of the Station. All items of transmitting and transmission equipment included in the Tangible Personal Property (i) have been installed and maintained in a manner consistent with generally accepted standards of good engineering practice, and (ii) will permit the Station to operate in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC, and with all other applicable federal, state, and local statutes, ordinances, rules, and regulations. Except as provided above, Seller makes no representations and warranties of any kind regarding the condition of the Tangible Personal Property. In addition, the parties recognize that Buyer will not be operating the Station from the Rainbow Property but will be moving the Tangible Personal Property located at the Rainbow Property within sixty
(60) days after the Closing Date to a different location and this property may be damaged during such relocation and Seller shall have no responsibility for such damage but will cooperate with Buyer's efforts to relocate the property.

         3.7 Contracts. Schedule 3.7 is a true and complete list of all Contracts. Seller has delivered to Buyer true and complete copies of all written Contracts, and true and complete memoranda of all oral Contracts (including any amendments and other modifications to such Contracts). Other than the Contracts listed on Schedule 3.7, Seller requires no material contract, lease, or other agreement to enable it to operate the Station in accordance with the terms of the Licenses. All of the Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms. To the knowledge of Seller, there is not under any Contract any default by any party thereto or any event that, after notice or lapse of time or both, could constitute a default. Seller is not aware of any intention by any party to any Contract (i) to terminate such contract or amend the terms thereof, (ii) to refuse to renew the Contract upon expiration of its term, or (iii) to renew the Contract upon expiration only on terms and conditions which are more onerous than those now existing. Except for the need to obtain the Consents listed in
Schedule 3.3, Seller has full legal power and authority to assign its rights under the Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability, or continuation of any of the Assumed Contracts.

         3.8     Consents.  Except for the FCC Consent provided for in Section
6.1 and the other Consents described in Schedule 3.3, no material consent, approval, permit, or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required (i) to consummate this Agreement and the transactions contemplated hereby, (ii) to permit Seller to assign or transfer the Assets to Buyer, or (iii) to enable Buyer to conduct the business and operations of the Station. Seller specifically represents to Buyer that Seller does not meet the filing requirements specified by the Hart-Scott-Rodino Antitrust Improvements Act of 1972, as amended ("HSR Act") and no HSR Act filing or approval is required to consummate the transaction provided for in this Agreement.

         3.9 Intangibles. Schedule 3.9 is a true and complete list of all Intangibles, all of which are valid and in good standing and uncontested. To Seller's knowledge, Seller is not infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other person or persons, and there is no claim or action pending, or to the knowledge of Seller threatened, with respect thereto.

         3.10 Insurance. Schedule 3.10 is a true and complete list of all insurance policies of Seller that insure any part of the Assets or operation of the Station. All policies of insurance listed in Schedule 3.10 are in full force and effect. The insurance policies listed in Schedule 3.10 are adequate in amount with respect to, and for the full value (subject to customary deductibles) of, the Assets, and insure the Assets and the business of the Station against all customary and foreseeable risks. During the past three years, no insurance policy of Seller on the Assets or the Station has been canceled by the insurer and no application of Seller for insurance has been rejected by any insurer.

         3.11 Reports. All material returns, reports, and statements that the Station is currently required to file with the FCC or with any other governmental agency have been filed, and all material reporting requirements of the FCC and other governmental authorities having jurisdiction over Seller and the Station have been complied with. All of such returns, reports, and statements are substantially complete and correct as filed.

         3.12    Personnel.

                 (a) For purposes of this Agreement, the following terms shall have the meaning indicated: (i) "Employee Plan" shall mean any pension, profit-sharing, deferred compensation, vacation, bonus, incentive, medical, vision, dental, disability, life insurance or any other employee benefit plan as defined in Section 3(3) of ERISA to which Seller or any entity related to Seller (under the terms of Section 414(b), (c), (m) or (o) of the Code) contributes or to which Seller or any entity related to Seller (under the terms of Sections 414(b), (c), (m) or (o) of the Code) sponsors, maintains or otherwise is bound which provides benefits to persons employed or previously employed at the Station; (ii) "Code" shall mean the Internal Revenue Code of 1986, as amended, any successor thereto and any regulations promulgated thereunder; (iii) "Compensation Arrangement" shall mean any plan or compensation arrangement other than an Employee Plan, whether written or unwritten, which provides to employees, former employees, officers, directors and shareholders of Seller or any entity related to Seller (under the terms of Section 414(b), (c), (m) or (o) of the Code) employed or previously employed at the Station any compensation or other benefits, whether deferred or not, in excess of base salary or wages, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other employee fringe benefit plan; (iv) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, any successor thereto and any regulations promulgated thereunder; and (v) "Multi-employer Plan" means a plan, as defined in ERISA Section 3(37), to which Seller or any entity related to Seller (under the terms of Section 414(b) or (c) of the Code) contributes or is required to contribute.

                 (b) There exists no action, suit or claim with respect to any Employee Plan or Compensation Arrangement pending or, to the knowledge of Seller, threatened against any of such plans or arrangements. Seller possesses no knowledge of any facts which could give rise to any such action, suit or claim.

                 (c) Schedule 3.12 also contains a true and complete list of all employees whose primary duties involve the operation of the Station, their job description, date of hire, salary and amount and date of last salary increase.

                 (d) Seller does not contribute to and is not required to contribute to any Multi-employer Plan with respect to the employees of the Station, and neither Seller nor any other trade or business under common control with Seller (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) has incurred or reasonably expects to incur any "withdrawal liability," as defined under Section 4201 et seq. of ERISA.

                 (e) Seller is not a party to or subject to any collective bargaining agreements with respect to the Station. Seller has no written or oral contracts of employment with any employee of the Station. Seller will hold Buyer harmless for any violation of Seller of laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and Seller has not received any notice alleging that it has failed to comply in any material respect with any such laws, rules, or regulations. No controversies, disputes, or proceedings are pending or, to the best of Seller's knowledge, threatened, between Seller and any employee (singly or collectively) of the Station. No labor union or other collective bargaining unit represents or claims to represent any of the employees of the Station. To the best of Seller's knowledge, there is no union campaign being conducted to represent any employees of the Station or to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any employees at the Station.

         3.13 Taxes. There are no governmental investigations or other legal, administrative, or tax proceedings pursuant to which Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the Station, and no event has occurred that could impose on Buyer any transferee liability for any taxes, penalties, or interest due or to become due from Seller.

         3.14 Claims and Legal Actions. Except for any FCC rulemaking proceedings generally affecting the broadcasting industry, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative, or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of Seller threatened, against Seller with respect to its ownership or operation of the Station or the Assets or the Station, nor does Seller know or have reason to be aware of any basis for the same. In particular, but without limiting the generality of the foregoing, there are no applications, except as disclosed on Schedule 3.4, complaints or proceedings pending or, to the best of Seller's knowledge, threatened (i) before the FCC relating to the business or operation of the Station other than rule making proceedings which affect the television industry generally, (ii) before any federal or state agency relating to the business or operation of the Station involving charges of illegal discrimination under any federal or state employment laws or regulations, or (iii) before any federal, state, or local agency relating to the business or operation of the Station involving zoning issues under any federal, state, or local zoning law, rule, or regulation.

         3.15    Environmental; Hazardous Materials.

                 (a) To Seller's knowledge, Seller has complied in all material respects with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against Seller in connection with its construction, ownership or operation of the Station alleging any failure to comply with any such law, rule, or regulation.

                 (b) To Seller's knowledge, Seller has no material liability relating to its construction, ownership and operation of the Station (and there is no basis related to the past or present operations, properties, or facilities of Seller for any substantial present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

                 (c) To Seller's knowledge, Seller has no material liability relating to its construction, ownership and operation of the Station (and Seller has not handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could form the basis for any substantial present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to any statute) against Seller giving rise to any such liability) for damage to any site, location, or body of water (surface of subsurface) or for illness or personal injury.

                 (d) To Seller's knowledge, Seller has no material liability relating to its construction, ownership and operation of the Station (and there is no basis for any substantial present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning employee health and safety.

                 (e) To Seller's knowledge, Seller has no material liability relating to its construction, ownership and operation of the Station (and Seller has not exposed any employee to any substance or condition that could form the basis for any substantial present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to statute) against Seller giving rise to any such liability) for any illness or personal injury to any employee.

                 (f) In connection with its construction, ownership or operation of the Station, to Seller's knowledge, Seller has obtained and been in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, and local laws, rules, and regulations (including all codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                 (g) To Seller's knowledge, no pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste has ever been manufactured, buried, stored, spilled, leaked, discharged, emitted, or released by Seller in connection with its construction, ownership and operation of the Station or, to Seller's knowledge, by any other party on any Real Property in violation of any environmental laws or which is likely to require any remedial action with respect to said Real Property.

         3.16 Compliance with Laws. Seller has complied in all material respects with the Licenses and all material, federal, state, and local laws, rules, regulations, and ordinances applicable or relating to the ownership or operation of the Station. Neither the ownership or use of the properties of the Station nor the operation of the Station conflicts with the rights of any other person or entity.

         3.17 Transactions with Affiliates. Seller has not been involved in any business arrangement or relationship relating to the Station with any affiliate of Seller, and no affiliate of Seller owns any property or right, tangible or intangible, which is used in the construction or operation of the Station. As used in this paragraph, "affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934.

         3.18 Broker. Neither Seller nor any person acting on Seller's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

         3.19 Conduct of Business in Ordinary Course. Since December 31, 1995, Seller has conducted the business and operations of the Station only in the ordinary course and has not:

                 (a) Suffered any material adverse change in the business, assets, or properties of the Station, including any damage, destruction, or loss affecting any assets used or useful in the conduct of the business of the Station except that charitable contributions towards the operation of the Station have declined;

                 (b) Made any sale, assignment, lease, or other transfer of any of the Station's properties other than in the normal and usual course of business with suitable replacements being obtained therefor; or

                 (c) Transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, franchise, or similar right, or modified any existing right relating to the Station.

         3.20 Full Disclosure. No representation or warranty made by Seller in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact and required to make any statement made herein or therein not misleading.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 Organization, Standing, and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and at Closing will be duly qualified to conduct business as a foreign corporation in the State of Missouri. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Escrow Agreement and the documents contemplated hereby and thereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

         4.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement and the Escrow Agreement by Buyer have been duly authorized by all necessary corporate actions on the part of Buyer. This Agreement and the Escrow Agreement have been duly executed and delivered by Buyer and constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms except as the enforceability of this Agreement and the Escrow Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         4.3 Absence of Conflicting Agreements. Subject to obtaining the Consents, the execution, delivery, and performance by Buyer of this Agreement and the Escrow Agreement and the documents contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with the Articles of Incorporation or Bylaws of Buyer; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; or (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not acquire or operate the Assets.

         4.4 Broker. Neither Buyer nor any person acting on Buyer's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement, except for a commission payable by Buyer to Patrick Communications Corporation.

         4.5 Full Disclosure. No representation or warranty made by Buyer in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact and required to make any statement made herein or therein not misleading.

         4.6 Qualifications of Buyer. To be the best of Buyer's knowledge, information and belief, Buyer is legally and financially qualified to be the assignee of the Licenses hereunder, and it is not engaged in any proceedings with the FCC which would prevent the assignment of the Licenses hereunder nor is it aware of any claim which would result in such a proceeding or which would prevent the sale contemplated herein.

SECTION 5.  OPERATION OF THE STATION PRIOR TO CLOSING

         5.1 Generally. Seller agrees that, between the date of this Agreement and the Closing Date, Seller shall take all actions required to operate the Station diligently in the ordinary course of business (except where such conduct would conflict with the following covenants or with Seller's other obligations under this Agreement), and in accordance with the other covenants in this Section 5.

         5.2 Contracts. Seller will not enter into any contract or commitment relating to the Station or the Assets, or amend or terminate any Contract (or waive any material right thereunder), or incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness) that will be binding on Buyer after Closing. Prior to the Closing Date, Seller shall deliver to Buyer a list of all Contracts entered into between the date of this Agreement and the Closing Date, together with copies of such Contracts.

         5.3 Disposition of Assets. Seller shall not sell, assign, lease, or otherwise transfer or dispose of any of the Assets, except where no longer used or useful in the construction or operation of the Station or in connection with the acquisition of replacement property of equivalent kind and value.

         5.4 Encumbrances. Seller shall not create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Assets, except for (i) liens disclosed on Schedule 3.5 and Schedule 3.6, which shall be removed prior to the Closing Date, (ii) liens for current taxes not yet due and payable, and (iii) mechanics' liens and other similar liens, which shall be removed prior to the Closing Date.

         5.5 Licenses. Seller shall not cause or permit, by any act or failure to act, any of the Licenses to expire or to be revoked, suspended, or modified, or take any action that could cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Licenses. Seller shall not fail to prosecute with due diligence any applications to the FCC or any other governmental authority in connection with the construction or operation of the Station.

         5.6 Rights. Seller shall not waive any right relating to the Station or any of the Assets.

         5.7 No Inconsistent Action. Seller shall not intentionally take any action that is inconsistent with its obligations under this Agreement that is reasonably likely to hinder or delay the consummation of the transactions contemplated by this Agreement.

         5.8 Access to Information. Seller shall give Buyer and its counsel, accountants, engineers, and other authorized representatives reasonable access to the Assets and to all other properties, equipment, books, records, Contracts, and documents relating to the Station for the purpose of audit and inspection, subject to appropriate confidentiality agreements. The parties acknowledge and agree that Seller will not be obligated to provide Buyer with a list of or any information related to the persons who have contributed funds for Seller in the operation of the Station or Seller's fundraising efforts.

         5.9 Maintenance of Assets. Seller shall use its best efforts and take all reasonable actions to maintain all of the Assets in good condition (ordinary wear and tear excepted), and reasonable use, operate, and maintain all of the Assets in a reasonable manner and in accordance with the terms of the FCC Licenses, all rules and regulations of the FCC and generally accepted standards of good engineering practice. Except as provided in Section 6.3(b), if any loss, damage, impairment, confiscation, or condemnation of or to any of the Assets occurs, Seller shall repair, replace, or restore the Assets to their prior condition as represented in this Agreement as soon thereafter as possible, and Seller shall use the proceeds of any claim under any insurance policy solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed.

         5.10 Insurance. Seller shall maintain the existing insurance policies on the Station and the Assets.

         5.11 Consents. Seller shall use reasonable commercial efforts to obtain the Consents and the estoppel certificates described in Section 8.2(b), without any change in the terms or conditions of any Contract or License that could be less advantageous to the Station than those pertaining under the Contract or License as in effect on the date of this Agreement. Seller shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents and Seller shall be required to cure any default under any such contracts including any payment defaults; provided, however, Seller shall not be obligated to pay any other funds to obtain such Consents.

         5.12 Books and Records. Seller shall maintain its books and records relating to the Station in accordance with past practices.

         5.13 Notification. Seller shall promptly notify Buyer in writing of any unusual or material developments with respect to the operation of the Station, and of any material change in any of the information contained in Seller's representations and warranties contained in Section 3 of this Agreement.

         5.14 Compliance with Laws. Seller shall comply in all material respects with all laws, rules, and regulations applicable or relating to the ownership, construction and operation of the Station.

         5.15 Financing Leases. Seller will satisfy at or prior to Closing all outstanding obligations under capital and financing leases with respect to any of the Assets and obtain good title to the Assets leased by Seller pursuant to those leases so that those Assets shall be transferred to Buyer at Closing free of any interest of the lessors.

         5.16 Preservation of Business. Seller shall use its best efforts to preserve the Station's present relationships with suppliers and others having business relations with it, to the end that the business, operations, and prospects of the Station shall be unimpaired at the Closing Date.

         5.17 Personnel Recommendations. Buyer shall consider for employment all personnel recommended by Seller.

         SECTION 6.  SPECIAL COVENANTS AND AGREEMENTS

         6.1     FCC Consent.

                 (a) The assignment of the FCC Licenses in connection with the purchase and sale of the Assets pursuant to this Agreement shall be subject to the prior consent and approval of the FCC.

                 (b) Seller and Buyer shall promptly prepare an appropriate application for the FCC Consent and shall file the application with the FCC within fifteen (15) business days of the execution of this Agreement. The parties shall prosecute the application with all reasonable diligence and otherwise use their best efforts to obtain a grant of the application as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (1) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by the party of any of its representations, warranties, or covenants under this Agreement, and (2) compliance with the condition would have a material adverse effect upon it. Buyer and Seller shall oppose any requests for reconsideration or judicial review of the FCC Consent. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 9, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the exercise by either party of her or its rights under
Section 9.

         6.2 Control of the Station. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Station; such operations, including complete control and supervision of all of the Station programs, employees, and policies, shall be the sole responsibility of Seller until the Closing.

         6.3     Risk of Loss.

                 (a) The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing.

                 (b) If any damage or destruction of the Assets or any other event occurs which (A) causes the Station to cease broadcasting operations for a period of three or more days or (B) prevents in any material respect signal transmission by the Station in the normal and usual manner and Seller fails to restore or replace the Assets so that normal and usual transmission is resumed within seven days of the damage, destruction or other event, Buyer, in its sole discretion, may (x) terminate this Agreement forthwith without any further obligations hereunder upon written notice to Seller, in which event all funds held by the Escrow Agent pursuant to the Escrow Agreement, including all interest and other proceeds from the investment of such funds, shall be immediately returned to Buyer, or (y) proceed to consummate the transaction contemplated by this Agreement and complete the restoration and replacement of the Assets after the Closing Date, in which event Seller shall deliver to Buyer all insurance proceeds received in connection with such damage, destruction or other event.

         6.4 Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement, including Buyer's obtaining of financing related hereto, and except as and to the extent required by law, including, without limitation, disclosure requirements of federal or state securities laws and the rules and regulations of securities markets, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all information obtained by the such party from the other party in connection with the transactions contemplated by this Agreement.

         6.5 Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their best efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, neither Seller nor Buyer shall have any obligation (i) to expend funds to obtain any of the Consents (except as provided in Section 5.11 hereof) or (ii) to agree to any adverse change in any License or Assumed Contract to obtain a Consent required with respect thereto.

         6.6 Bulk Sales Law. If applicable, the Bulk Sales law of the State of Missouri shall be complied with by Seller. Any loss, liability, obligation, or cost suffered by Seller or Buyer as the result of the failure of Seller or Buyer to comply with the provisions of any bulk sales law applicable to the transfer of the Assets as contemplated by this Agreement shall be borne by Seller.

         6.7 Access to Books and Records. Seller shall provide Buyer access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets that are not included in the Assets. Buyer shall provide Seller access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets.

         6.8 Noncompetition Agreement. At Closing, Buyer and Seller shall enter into a Noncompetition Agreement in the form of Schedule 6.12 and $328,000 of the Purchase Price shall be allocated to the covenants of Seller set forth therein.

         6.9 Environmental Audit. Buyer may, at its option and expense, retain an environmental consultant to be selected by Buyer to perform a Phase I environmental survey of the Real Property. If the survey discloses any material environmental hazard or material possibility of future liability for environmental damages or clean-up costs, Buyer shall so notify Seller as soon as practicable.

         6.10 Engineering Study. Buyer may, at its option and expense, retain an engineering firm to conduct a proof of performance study of the Station and to prepare a report on the Station's compliance with customary engineering practices and all applicable FCC rules, regulations, prescribed practices, and technical standards. If the survey discloses any material deficiencies in the Assets of the Station, Buyer shall so notify Seller as soon as practicable.

         6.11 Move. Within sixty (60) days of the Closing Date, Buyer shall have removed all of the Tangible Personal Property from the Rainbow Property and Seller shall provide all commercially reasonable assistance. Prior to moving the Tangible Personal Property from the Rainbow Property, Buyer shall lease the portion of the Rainbow Property devoted to air operations (the "Leased Premises" as described in Schedule 6.11) pursuant to a Lease Agreement to be executed by Seller and Buyer at the Closing and be provided ingress and egress to the Leased Premises for a rent of $500 per week (or pro rata portion thereof if less than a full week) payable on a weekly basis in advance until all of the Tangible Personal Property is removed by Buyer from the Rainbow Property. While Buyer is leasing the Leased Premises, Buyer shall maintain property damage insurance on the Tangible Personal

Property, workmen's compensation insurance for Buyer's employees and general liability insurance (naming Seller as an additional named insured on the general liability policy), and will provide Seller a certificate of insurance showing the insurance required hereby is in existence. Buyer will be solely responsible and liable for providing the employees to operate the Station after the Closing and for the acts and omissions of its employees while Buyer's employees are on the Leased Premises and the Rainbow Property and Buyer shall provide routine maintenance and repair for the equipment leased. Buyer will indemnify, hold harmless and defend Seller and its employees, officers, directors and affiliates from and against any and all liabilities damages, demands, claims, costs and expenses of every kind and nature arising directly or indirectly from acts, actions and omissions by Buyer or its employees, agents or invitees. While Buyer leasing the Leased Premises, Buyer will not cause mail to be delivered to the Rainbow Property; provided however, Seller will use reasonable commercial efforts to cause all phone calls to Buyer or its employees to be directed to the appropriate person. Buyer will also reimburse Seller for all out-of-pocket expenses incurred by Seller as a result of Buyer's use of the Leased Premises (e.g., long distance telephone calls by Buyer's employees). If Buyer is unable to remove all of the Tangible Personal Property from the Rainbow Property within 60 days of the Closing Date, for reasons beyond its control, Seller shall permit Buyer to continue to utilize the Leased Premises, on the terms contained herein, for a reasonable period.

SECTION 7.  CONDITIONS TO OBLIGATIONS OF BUYER AND
            SELLER AT CLOSING

         7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                 (b) Covenants and Conditions. Seller shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by her prior to or on the Closing Date.

                 (c) Consents. All Consents shall have been obtained and delivered to Buyer without any adverse change in the terms or conditions of any agreement or any governmental license, permit, or other authorization.

                 (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Buyer of any conditions that need not be complied with by Buyer under Section 6.1 hereof, Seller shall have complied with any conditions imposed on it by the FCC Consent, and the FCC Consent shall have become a Final Order.

                 (e) Governmental Authorizations. Seller shall be the holder of all Licenses and there shall not have been any modification of any License that could have an adverse effect on the Station or the conduct of its business and operations. No proceeding shall be pending or threatened, the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely any License.

                 (f) Deliveries. Seller shall have made or stand willing to make all the deliveries to Buyer set forth in Section 8.2.

                 (g) Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the assets or properties of the Station, including any damage, destruction, or loss affecting any assets used or useful in the conduct of the business of the Station.

         7.2 Conditions to Obligations of Seller. All obligations of Seller at the Closing are subject at Seller's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                 (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                 (c) Deliveries. Buyer shall have made or stand willing to make all the deliveries set forth in Section 8.3.

                 (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Seller of any conditions that need not be complied with by Seller under Section 6.1 hereof and Buyer shall have complied with any conditions imposed on it by the FCC Consent.

SECTION 8.  CLOSING AND CLOSING DELIVERIES

         8.1     Closing.

                 (a) Closing Date. The Closing shall take place at 10:00 a.m. on a date, to be set by Buyer on at least five days' written notice to Seller, that is (1) not earlier than the first business day after the FCC Consent is granted, and (2) not later than ten business days following the date upon which the FCC Consent has become a Final Order, subject to satisfaction or waiver of all other conditions precedent to the holding of the Closing. If Buyer fails to specify the date for Closing prior to the fifth business day after the date upon which the FCC Consent becomes a Final Order, the Closing shall take place on the tenth business day after the date upon which the FCC Consent becomes a Final Order.

                 (b) Closing Place. The Closing shall be held at the offices of Dow, Lohnes & Albertson, 1200 New Hampshire Avenue, N.W., Suite 800, Washington, D.C. 20036, or any other place that is agreed upon by Buyer and Seller.

         8.2 Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                 (a) Transfer Documents. Duly executed warranty bills of sale, motor vehicle titles, assignments, and other transfer documents which shall be sufficient to vest good and marketable title to the Assets in the name of Buyer, free and clear of all claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges or encumbrances of any nature whatsoever, except for liens for current taxes not yet due and payable;

                 (b) Consents. A manually executed copy of any instrument evidencing receipt of any Consent;

                 (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Seller by an Officer of Seller, certifying (1) that the representations and warranties of Seller contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (2) that Seller has in all material respects performed and complied with all of her obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

                 (d) Tax, Lien, and Judgment Searches. Results of a search for tax, lien, and judgment filings in the Secretary of State's records of the State of Missouri as well as the records of those counties in Missouri in which any of the Assets are located, such searches having been made no earlier than fifteen days prior to the Closing Date;

                 (e) Licenses, Contracts, Business Records, Etc. Copies of all Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, engineering records, and all files and records used by Seller in connection with the Station's construction or operation;

                 (f) Opinion of Counsel. An Opinion of Seller's counsel dated as of the Closing Date, substantially in the form of Schedule 8.2(f) hereto;

                 (g) Noncompetition Agreement. The Noncompetition Agreement in the form of Schedule 6.8, duly executed on behalf of Seller;

                 (h) Lenders Certificates. Such certificates and confirmations to Buyer's lenders as Buyer may reasonably request in connection with obtaining financing for the performance of its payment obligations hereunder.

                 (i) Tower Site. A Lease (the "Lease") executed by Buyer and Seller in form and substance satisfactory to the parties for the Real Property (which shall include Buyer's obligation to pay one-half of the real estate taxes). Written documentation, satisfactory to Buyer, that Buyer shall have access to the Transmission Tower through exclusive easements and licenses for a period of not less than fifty (50) years.

         8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

                 (a)      Purchase Price.  The Purchase Price as provided in
Section 2.3;

                 (b) Assumption Agreements. Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform Seller's obligations under the Licenses and Assumed Contracts insofar as they relate to the time on and after the Closing Date, and arise out of events related to Buyer's ownership of the Assets or its operation of the Station on or after the Closing Date;

                 (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by an officer of Buyer, certifying (1) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

                 (d) Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date, substantially in the form of Schedule 8.3(d) hereto.

                 (e) Noncompetition Agreement. The Noncompetition Agreement in the form of Schedule 6.8 duly executed by Buyer and the payment of $328,000 to Seller thereunder.

                 (f)      Lease.  The Lease as executed by Buyer and Seller.

SECTION 9.  TERMINATION

         9.1 Termination by Seller. This Agreement may be terminated by Seller and the purchase and sale of the Station abandoned, if Seller is not then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

                 (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Seller set forth in this Agreement have not been satisfied or waived in writing by Seller.

                 (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

                 (c) Upset Date. If the Closing shall not have occurred by November 1, 1997.

                 (d) Breach. Without limiting Seller's rights under the other provisions of this Section 9.1, if Buyer has failed to cure any material breach of any of its representations, warranties, or covenants under this Agreement within fifteen days after Buyer received written notice of such breach from Seller.

         9.2 Termination by Buyer. This Agreement may be terminated by Buyer and the purchase and sale of the Station abandoned, if Buyer is not then in material default, upon written notice to Seller, upon the occurrence of any of the following:

                 (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in this Agreement have not been satisfied or waived in writing by Buyer.

                 (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

                 (c) Upset Date. If the Closing shall not have occurred by November 1, 1997.

                 (d) Environmental Hazards. Buyer shall have notified Seller of material environmental hazards or the material possibility of environmental damages or clean-up costs, as indicated in the environmental study described in Section 6.9, at least 30 days prior to the Closing Date, and the cause thereof shall not have been remedied prior to the Closing Date, or if Seller shall not have agreed to escrow an amount of money from the purchase price reasonably sufficient to remedy such environmental problem following the Closing Date.

                 (e) Technical Deficiencies. Buyer shall have notified Seller of material deficiencies in the operations or equipment of the Station, as indicated in the engineering study described in Section 6.10, at least 30 days prior to the Closing Date, and the cause thereof shall not have been remedied prior to the Closing Date, or if Seller shall not have agreed to a purchase price reduction, reasonably satisfactory to Buyer, to remedy the technical deficiency.

                 (f) Breach. Without limiting Buyer's rights under the other provisions of this Section 9.2, if Seller has failed to cure any material breach of any of her representations, warranties, or covenants under this Agreement within fifteen days after Seller received written notice of such breach from Buyer.

         9.3 Rights on Termination. If this Agreement is terminated pursuant to Section 9.1 or Section 9.2 and neither party is in material breach of this Agreement, the parties hereto shall not have any further liability to each other with respect to the purchase and sale of the Assets. If this Agreement is terminated by Seller due to Buyer's material breach of this Agreement, then the payment to Seller of $810,000 pursuant to Section 9.4 below shall be liquidated damages and shall constitute full payment and the exclusive remedy for any damages suffered by Seller by reason of Buyer's material breach of this Agreement. Seller and Buyer agree in advance that actual damages would be difficult to ascertain and that the amount of $810,000 is a fair and equitable amount to reimburse Seller for damages sustained due to Buyer's material breach of this Agreement. If this Agreement is terminated by Buyer due to Seller's material breach of this Agreement, Buyer shall have all rights and remedies available at law or equity; provided, however, in no event will Buyer be entitled to require Seller to return or claim that Seller is obligated or liable in any way to Buyer regarding the $300,000 paid by Buyer to M&M Investments, L.L.C.

         9.4 Escrow Deposit. Buyer has deposited with the Escrow Agent the sum of $810,000 in accordance with the Escrow Agreement in the form of Schedule
9.4 hereof. All such funds deposited with the Escrow Agent shall be held and disbursed in accordance with the terms of the Escrow Agreement and the following provisions:

                 (a) At the Closing, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, shall be disbursed to or at the direction of Buyer.

                 (b)      If this Agreement is terminated pursuant to Section
9.1 or 9.2 and Buyer is not in material breach of this Agreement, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, shall be disbursed to or at the direction of Buyer.

                 (c) If this Agreement is terminated by Seller due to Buyer's material breach of this Agreement, then $810,000 of the amount held by the Escrow Agent pursuant to the Escrow Agreement shall be disbursed to or at the direction of Seller as liquidated damages under Section 9.3 above and any interest or other proceeds from the investment of funds held by the Escrow Agent shall be disbursed by the Escrow Agent to or at the direction of Buyer.





                                    24 -

SECTION 10.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
             INDEMNIFICATION; CERTAIN REMEDIES

         10.1 Representations and Warranties. All representations and warranties contained in this Agreement shall be deemed continuing representations and warranties and shall survive the Closing for a period of eighteen months; provided, however, that as to any representation or warranty made by either the Buyer or Seller which the other party knows is not true as of the Closing Date, such representation or warranty shall not survive the Closing. Until the Closing, Buyer and Seller will immediately advise each other, in a detailed written notice, of any fact or occurrence or any pending or threatened occurrence of which any of them obtains knowledge and which (a) (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or a Schedule hereto, (b) (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make that performance materially more difficult than in the absence of that fact or occurrence, or (c) (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement. No notice or information delivered by Seller shall affect Buyer's right to rely on any representation or warranty made by Seller or relieve Seller of any obligations under this Agreement as the result of a breach of any of its representations and warranties.

         10.2 Indemnification by Seller. Seller hereby agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

                 (a) Subject to the proviso contained in the first sentence of Section 10.1, any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Seller contained in this Agreement or in any certificate, document, or instrument delivered to Buyer under this Agreement.

                 (b) Any and all obligations of Seller not assumed by Buyer pursuant to this Agreement, including any liabilities arising at any time under any Contract not included in the Assumed Contracts.

                 (c) Any loss, liability, obligation, or cost resulting from the failure of the parties to comply with the provisions of any bulk sales law applicable to the transfer of the Assets.

                 (d) Any and all losses, liabilities, or damages resulting from the ownership, construction or operation of the Station prior to the Closing, including any liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring prior the Closing Date.

                 (e) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.3 Indemnification by Buyer. Buyer hereby agrees to indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

                 (a) Subject to the proviso contained in the first sentence of Section 10.1, any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained in this Agreement or in any certificate, document, or instrument delivered to Seller under this Agreement.

                 (b) Any and all obligations of Seller assumed by Buyer pursuant to this Agreement.

                 (c) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Station on and after the Closing.

                 (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

                 (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five days after written notice of such action, suit, or proceeding was given to Claimant.

                 (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the

Claimant may seek appropriate remedy at law or equity or under the arbitration provisions of this Agreement, as applicable.

                 (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

                 (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                 (e) The indemnifications rights provided in Sections 10.2 and 10.3 shall extend to the shareholders, directors, officers, employees, and representatives of any Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

         10.5 Certain Limitations. Notwithstanding anything in this Agreement to the contrary,

                 (a) neither party shall indemnify or otherwise be liable to the other party for any breach of a representation or warranty, or for the breach of any covenant contained in this Agreement, except to the extent the losses, obligations, liabilities, costs and expenses of such party arising therefrom exceed in the aggregate Thirty-Two Thousand Dollars ($32,000) provided, however, that Buyer's obligation under the Assumed Liabilities shall be applicable from the first dollar of liability;

                 (b) either party's liability to the other party with respect to any claim for any breach of a representation or warranty, or for the breach of any covenant contained in this Agreement is limited to Five Million Dollars ($5,000,000), provided, further, that there is no limitation on indemnification for third party claims.

         10.6 Specific Performance. The parties recognize that if Seller breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

SECTION 11.  MISCELLANEOUS

         11.1 Fees and Expenses. Any federal, state, or local sales or transfer tax arising in connection with the conveyance of the Assets by Seller to Buyer pursuant to this Agreement shall be paid by Seller. Buyer and Seller shall each pay one-half of any fees payable to the Escrow Agent and all filing fees required by the FCC in connection with the FCC Consent. Except as otherwise provided in this Agreement, each party shall pay her or its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives. Buyer shall pay at the Closing all brokerage fees and commissions payable to Patrick Communications Corporation, and each party shall be responsible for all fees or commissions payable to any other finder, broker, advisor, or similar person retained by or on behalf of such party.

         11.2 Arbitration. Except as otherwise provided to the contrary below, any dispute arising out of or related to this Agreement and any agreement ancillary hereto that Seller and Buyer are unable to resolve by themselves shall be settled by arbitration by a panel of three (3) neutral arbitrators who shall be selected in accordance with the procedures set forth in the commercial arbitration rules of the American Arbitration Association. The persons selected as arbitrators shall have prior experience in the broadcasting industry but need not be professional arbitrators, and persons such as lawyers, accountants, brokers and bankers shall be acceptable. Before undertaking to resolve the dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association in Washington, D.C. The written decision of a majority of the arbitrators shall be final and binding on Seller and Buyer. The costs and expenses (including attorneys fees and expenses) of the arbitration proceeding shall be assessed between Seller and Buyer in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. Judgment on the award, if it is not paid within thirty days, may be entered in any court having jurisdiction over the matter. No action at law or suit in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by Seller or Buyer against the other except (i) an action to compel arbitration pursuant to this Section, (ii) an action to enforce the award of the arbitration panel rendered in accordance with this Section, or (iii) a suit for specific performance pursuant to Section 10.6.

         11.3 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

If to Seller:                     Ronnie Metsker
                                  President
                                  Kansas City Youth for Christ, Inc.
                                  4715 Rainbow Boulevard
                                  Shawnee Mission, Kansas  66205

With a copy to:                   James P. Pryde, Esquire
                                  Bryan Cave LLP
                                  3500 One Kansas City Place
                                  1200 Main Street
                                  Kansas City, Missouri   64141-6914

If to Buyer:                      Lowell W. Paxson, Chairman
                                  Paxson Communications of
                                    Kansas City-50, Inc.
                                  601 Clearwater Park Road
                                  West Palm Beach, FL  33401

With a copy to:                   John R. Feore, Jr., Esq.
                                  Dow, Lohnes & Albertson,
                                  A Professional Limited Liability Company
                                  1200 New Hampshire Avenue, N.W.
                                  Suite 800
                                  Washington, D.C.  20036

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.3.

         11.4 Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto; provided, however, that Buyer may assign its rights and obligations under this Agreement, in whole or in part, to one or more subsidiaries or commonly controlled affiliates of Buyer without seeking or obtaining Seller's prior approval provided that Buyer remains obligated with respect to the assumption of the Assumed Contracts and Article 10 hereof and Buyer may collaterally assign its rights and interests hereunder to its lenders without seeking or obtaining Seller's prior approval. Upon any permitted assignment by Buyer or Seller in accordance with this Section 11.4, all references to"Buyer" herein shall be deemed to be references to Buyer's assignee and all references to "Seller" herein shall be deemed to be references to Seller's assignee, as the case may be. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.5 Further Assurances. The parties shall take any actions (other than payment of monies) and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Seller, any additional bills of sale, deeds, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

         11.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

         11.7 Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         11.8 Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

         11.9 Entire Agreement. This Agreement, the schedules, hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

         11.10 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.10.

         11.11 Press Release. Neither party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party; which consent will not be unreasonably withheld or delayed (it being understood that Seller desires to send notice of this Agreement to its contributors as soon as reasonably possible); provided, however, that nothing contained herein shall prevent either party from promptly making all filings with governmental authorities as may, in her or its judgement be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         11.12 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

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                                   - 31 -

         IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.

                                      PAXSON COMMUNICATIONS OF
                                      KANSAS CITY-50, INC.



                                      By: /s/  William L. Watson
                                         --------------------------------------
                                         Name:   William L. Watson
                                         Title:  Secretary



                                      KANSAS CITY YOUTH FOR CHRIST, INC.



                                      By: /s/  Ronnie Metsker
                                         --------------------------------------
                                         Name:   Ronnie Metsker
                                         Title:  President